Exhibit 10.2

                               FIRST AMENDMENT TO
                              M.D.C. HOLDINGS, INC.
                           2001 EQUITY INCENTIVE PLAN

         First Amendment to the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan as approved by the Board of Directors of the Company on January 30, 2003. Capitalized terms used herein shall have the meanings ascribed in the 2001 Equity Incentive Plan, unless otherwise defined herein.

         The following amendment was adopted by the Board of Directors on January 30, 2003, and became effective by shareholder approval at the annual meeting on April 28, 2003:

         Section 4.1 of the 2001 Equity Incentive Plan is amended to provide that the maximum aggregate number of Shares that may be issued under the Plan pursuant to Awards shall be increased by 1,000,000 shares, subject to adjustment pursuant to the terms of the Plan.


[End of Amendment]